exhibit 10.9

 www.3Cinteractive.com

3Cinteractive Client Agreement

This 3CINTERACTIVE CLIENT AGREEMENT, together with any attachments and schedules (“Agreement”), is made and entered into this 7th day of August 2012 (“Effective Date”) by and between 3Cinteractive, LLC, a Florida limited liability company (“3Ci”), with its principal offices located at 750 Park of Commerce Blvd., Ste 400, Boca Raton, Florida 33487, and 800 Commerce Inc., a Florida C Corporation (“Client”), with its principal offices located at 477 South Rosemary Ave., Ste. 202, West Palm Beach, FL 33401. The parties may be individually referred to herein as a “Party” and collectively as the “Parties”. Any rates, charges, discounts or credits set forth herein shall be effective upon the Effective Date of this Agreement, unless otherwise set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.	Products and Services.

3Ci shall provide to Client the services (“Services”), identified in the Services Attachment to this Agreement (mark all that apply):

[X] SwitchBlade™ Messaging Services

2.	Term. The “Initial Term” shall become effective as of the Effective Date upon execution and delivery of this Agreement by each of the parties and expire twnty four (24) months from the Billing Activation Date (as defined herein). This Agreement will be automatically extended (“Extended Term”) for twelve (12) additional months upon the expiration of the Initial Term or any Extended Term unless either party has delivered written notice of its intent to terminate the Agreement at least sixty (60) days prior to the end of the Initial Term or then current Extended Term. This Agreement shall continue until terminated as provided above or in accordance with Section 3 (“Termination”).

3.	Termination.

(a)	Upon completion of the Initial Term this Agreement may be terminated at any time upon the mutual written agreement of both Parties;

(b)	Either Party may terminate this Agreement as provided elsewhere in this Agreement.

4.	Pricing and Payment Terms.

(a)	3Ci reserves the right to modify the following at any time during the Term:

(i)	3Ci’s pricing in the event that any mobile operators (i.e., carriers and/or aggregators) increase their pricing, and such increase adversely impacts 3Ci; and

(ii)	3Ci’s Client payments in the event that any mobile operators (i.e., carriers and/or aggregators) decrease their payouts, and such decrease adversely impacts 3Ci.

In either event, 3Ci shall provide Client with prompt notice upon its receipt of such notice of any such changes from any mobile operators.

(b)	Client agrees to pay all fees, charges and other amounts set forth in Service Attachment(s) and any Exhibit(s) to this Agreement as amended, modified, revised or supplemented from time to time. Client will pay all charges, fees and other amounts shown on any invoice provided by 3Ci within thirty (30) days of theinvoice date.

(c)	Client shall be liable for the payment of all fees and expenses, including attorney’s fees, reasonably incurred by 3Ci in collecting, or attempting to collect, any charges owed hereunder.

(d)	Any amount that is not received by 3Ci within thirty (30) days of the invoice date or that is otherwise not paid when due under this Agreement will bear interest at the rate of one and one-half percent (1.5%) per month (or, if less, the highest rate permitted by law) until paid in full. Such interest shall be in addition to all other rights and remedies 3Ci may have as a result of any failure to make any payment.

(e) Client’s billing activation date shall be ninety (90) days from the effective date of the Agreement, or the date Client’s service is live on all Tier 1 carriers (ATT, Verizon Wireless, Sprint and T-Mobile), whichever is sooner (the “Billing Activation Date”). The Billing Activation Date shall initiate any monthly recurring charges or monthly minimums Client is responsible for as outlined in all applicable Service Attachments.

5.	Restrictions. 3Ci reserves the right to discontinue its provision of 3Ci Services if the character of Client’s promotion or advertising is deemed unlawful or is otherwise inconsistent with any of the policies, guidelines or the restrictions contained in this Agreement or of or adopted by 3Ci, as Billing Entity or any company that provides products and/or services to 3Ci. 3Ci, in its sole discretion, may impose as a business matter certain additional restrictions and limitations with respect to the 3Ci Services and the use thereof, including, but not limited to, restrictions concerning subject matter, credit, monetary and/or volume limitations and age based limitations (although 3Ci shall not be required to make any legal determinations whatsoever, and no legal opinion is to be inferred by virtue of the imposition or failure to impose any such restrictions or limitations).

6.	Compliance Guidelines; Program Certification. Client shall comply with all applicable laws, rules, regulations, orders and directives, including without limitation any governing, advertising, privacy or disclosures to customers. Client shall comply with the Mobile Marketing Association published best practices (www.mmaglobal.com) as well as all applicable Wireless Carrier best practice, acceptable use policies or any other Wireless Carrier published documention or guidelines (“Guidelines”). Wireless Carrier Guidelines may be modified as the sole discretion of the Wireless Carrier(s) and without notice. 3Ci will advise Client of any Guideline changes the Wireless Carriers distribute in writing to aggregators and/or application providers within TEN (10) days of receipt. In no event shall 3Ci be liable to Client for any failure of the Services to comply with any applicable law, rule, regulation, orders and directives, including without limitation any governing, advertising, privacy or disclosures to customers.

Wireless Carriers may, at their sole discretion, review compliance of Client’s Programs (the applications, advertising, consumer experience and any other details associated with the short code messaging Client will use, “Program”) with the Guidelines from time to time by, among other things, testing Client’s Programs from time to time and reviewing messages. Client shall cooperate with 3Ci and the Wireless Carriers in conducting any review of Client’s Programs. Client agrees not to utilize any message-blocking services to prevent Wireless Carriers or 3Ci from monitoring Client’s Programs. Client (and not 3Ci) shall be fully responsible for Client’s Programs and in no event shall Client’s responsibility for its Programs be diminished, limited, reduced or otherwise affected by any act or omission of 3Ci, including without limitation any review conducted by 3Ci pursuant to this Agreement. Client represents, warrants and covenants that each Client Program to be provided by 3Ci under this Agreement complies with the Guidelines and all applicable laws, rules, regulations, orders and directives.

For each Program, Client shall submit to 3Ci an advance copy of all Program scripts, including the opt-in process, and all advertising, promotional and fulfillment material to be used in connection with the Program. Upon Wireless Carriers and/or 3Ci’s request, Client also shall submit to 3Ci any revised materials in advance of use if Client makes changes in the Program that have not been reflected in the materials previously submitted to 3Ci within five (5) days of such request. 3Ci’s review of Client's scripts, advertising, and promotional material does not constitute legal advice or an opinion as to the appropriateness or legality of any such materials or the Program and Client should consult with Client's own attorney and advisors to confirm the appropriateness and lawfulness of such materials and Client's Program.

7.	Force Majeure. The obligations of any Party to perform under this Agreement may be temporarily suspended during any period during which either Party is unable to carry out its obligations under this Agreement by reason of an act of God or the public enemy, fire, flood, hurricane, tornado, storm, lightning, embargo, war, riot, civil commotions, strike, lock-out or labor difficulty, closing of the public highways or other failure in transportation systems, governmental or administrative interference or action or law, rule, regulation, directive or order, any failure, delay or interruption of any electrical, telecommunication or other services, or any other event or occurrence whether similar or dissimilar to those listed beyond the reasonable control of the affected, and neither Party shall have any liability to the other Party for delay in performance resulting therefrom (except that no such event shall relieve a party of any obligation to pay any sum due under this Agreement). Notwithstanding the foregoing, the affected Party shall, at such Party’s sole expense, use commercially-reasonable efforts to eliminate or mitigate the force majeure event and the effects thereof and develop and implement alternative arrangements (subject to the approval of the other Party which shall not be unreasonably withheld) to continue performance hereunder.

8.	Limitation of Liability/ Disclaimer of Warranties. THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY FOR ANY AND ALL DAMAGES WHATSOEVER UNDER, IN CONNECTION OR OTHERWISE PERTAINING IN ANY WAY TO THIS AGREEMENT, REGARDLESS OF THE NATURE OR THEORY OF THE CLAIM DURING THE TERM, SHALL NOT EXCEED THE AMOUNT PAID BY CLIENT DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF THE CLAIM. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PROFITS, LOST BUSINESS OR LOST SAVINGS, ANTICIPATED OR OTHERWISE (EVEN IF SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE). 3CI MAKES NO REPRESENTATIONS AND DISCLAIMS ALL WARRANTIES REGARDING 3CI SERVICES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE. 3CI SHALL NOT BE LIABLE FOR LOSS DUE TO BILLING OR LEGAL LIMITATIONS AND SHALL NOT BE LIABLE FOR ANY ACT OR OMISSION OF ANY THIRD PARTY WITH WHICH 3CI CONDUCTS BUSINESS TO ACCOMPLISH THE PURPOSES HEREIN COMTEMPLATED. BY USING THE 3CI SERVICES YOU ACKNOWLEDGE THAT THE SERVICES ARE DELIVERED ON AN "AS IS" "AS AVAILABLE BASIS" AND THAT EACH CARRIER MAKES NO WARRANTY THAT ITS SERVICE WILL BE UNINTERRUPTED, SECURE OR ERROR FREE OR THAT MESSAGES WILL REACH THEIR INTENDED DESTINATION. THIS SECTION SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.

8.1.1	Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and each wireless service provider (defined as a wireless carrier, aggregator or other wireless service provider with which 3Ci conducts business to accomplish the purposes herein contemplated), its affiliates, and each of their respective directors, officers, managers, partners, employees, (sub)contractors, agents and representatives from any and all losses, claims, complaints, actions, suits, proceedings, damages, costs and expenses, including, but not limited to, reasonable attorneys' fees and legal costs (in all courts including the appellate courts) and costs and expenses of investigation, arising out of or resulting from (a) any acts or omissions on the part of either party or any of its directors, officers, managers, partners, employees, (sub)contractors, agents or representatives, including without limitation any arising out of the other party’s business activities, the nature or context of any Programs or Client’s use of the 3Ci Services; (b) any failure on the part of either party or any of its directors, officers, employees, (sub)contractors, agents or representatives to comply with applicable federal, state or local laws, regulations, rules, directives or orders; and (c) any breach of any representation, warranty, agreement or other obligation of either party under this Agreement. This section shall survive any expiration or termination of this Agreement.
8.1.2	Indemnification Exception. 3Ci’s indemnification obligation does not apply if the alleged violation, infringement, or misappropriation results solely from Client’s (i) modification or enhancement of the Services; or (ii) use of the Services in combination with other products not provided or approved by 3Ci where the violation, infringement, or misappropriation would not have occurred from use of the Services but for such combination; (iii) for infringement claims to the extent such claim is directly attributable to Client’s content or specific use of 3Ci’s messaging platform.

9.	Default.

(a)	The occurrence of one or more of the following shall constitute an event of default under this Agreement (each an “Event of Default”):

(i)	3Ci fails to pay when due any payment to Client (except 3Ci Disputed amounts, as defined below) under this Agreement, if applicable, and such non-payment continues for twenty (20) business days after 3Ci’s receipt of written notice thereof from Client. A “3Ci Disputed” amount is one for which 3Ci has given Client written notice, adequately supported by bona fide explanation and documentation. Any amount not Disputed within 6 months of the invoice date, shall be deemed to be correct and binding;

(ii)	Client fails to pay when due any invoice payment (except Client Disputed amounts, as defined below) to 3Ci under this Agreement, if applicable, and such non-payment continues for twenty (20) business days after Client’s receipt of written notice from 3Ci. A “Client Disputed” amount is one for which Client has given 3Ci written notice, adequately supported by bona fide explanation and documentation. Any amount not Disputed within 6 months of the invoice date, shall be deemed to be correct and binding and Client;

(iii)	Either Party fails to perform its obligations as and when required under this Agreement, and such non-performance continues for ten (10) business days after the defaulting Party’s receipt of written notice thereof from the non-defaulting Party; or

(b)	Either Party (A) becomes insolvent, (B) commits an act of bankruptcy, (C) becomes subject to any voluntary or involuntary bankruptcy, liquidation, insolvency or similar proceedings; (D) makes an assignment for the benefit of creditors, (E) appoints or consents or acquiesces to the appointment, of a receiver, liquidator, assignee, trustee or similar person or entity for all or any substantial part of its assets, (F) admits in writing its inability to pay its debts as they become due, or (G) enters into or consents or acquiesces to any type of voluntary or involuntary dissolution or liquidation.

(c)	Upon the occurrence of an Event of Default, the non-defaulting Party shall have the right to terminate this Agreement. In addition, the non-defaulting Party shall be entitled to any and all rights and remedies available under this Agreement and at law or in equity.

10.	Independent Contractor. 3Ci and Client are independent contractors and under no circumstances shall anything in this Agreement be construed to give Client authority to incur any liability or obligation to which 3Ci shall be bound. Nothing in this Agreement shall be construed to give any third party the right to any claim, benefit, right or remedy against 3Ci for any reason whatsoever.

11.	Confidentiality. Commencing on the date Client executes this Agreement and continuing for a period of 3 years from the termination of this Agreement, each party shall protect as confidential, and shall not disclose to any third party, and Confidential Information received from the disclosing party or otherwise discovered by the receiving party while the Agreement is in effect, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the disclosing party’s technology, business affairs, and marketing or sales plans (collectively, the “Confidential Information”). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality; (b) is or becomes publically known, through no wrongful act of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party; (d) is developed independently by the receiving party without reference to the Confidential Information, or (e) is required to be disclosed by law, regulation, or court or government order.

12.	Assignment. Either party may assign this Agreement or any of its rights hereunder to an affiliate or successor; provided that if Client assigns this Agreement to an affiliate or successor, then such affiliate or successor must meet 3Ci’s creditworthiness standards. Any attempted transfer or assignment of this Agreement by either party not in accordance with the terms of this Section shall be null and void.

13.	Notice. All notices, requests, demands and other communications required or permitted by this Agreement, except as may otherwise be provided herein, shall be in writing and shall be deemed delivered (a) the day on which it is hand-delivered; (b) the business day after it is sent via nationally-recognized overnight courier service; (c) three (3) business days after being mailed by certified or registered mail, postage prepaid, return-receipt requested, or (d) upon transmission, or, if not a business day, upon the following business day, if sent via facsimile and a receipt of transmission or evidence of delivery is obtained, which delivery shall be made to the Party at the address or facsimile number provided in this Section or at such other address or facsimile number as the Parties may otherwise designate in writing from time to time in the manner prescribed herein for the delivery of notice.

To 3Ci:	To Client:

3Cinteractive, LLC	800 Commerce Inc.
750 Park of Commerce Blvd, Ste. 400	477 S. Rosemary Ave., Ste. 202
Boca Raton, FL 33487 USA	West Palm Beach, FL 33401
Attn: General Counsel	Attn: [CONTACT NAME]
Telephone: (561) 443-5505	Telephone: [CONTACT PHONE]
Facsimile: (561) 443-5506	Facsimile: [FAX NUMBER]

14.	General.

(a)	Integration and Amendment. This Agreement, along with any exhibits or other documents referenced herein and attached hereto (collectively, the “Attachments” for purposes of this Section), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings, verbal and/or written, with respect to the subject matter hereof. This Agreement and its Attachments may be amended or revoked only by an instrument in writing signed by both Parties.

(b)	Headings. The headings in this Agreement are for convenience only and shall not be used to interpret, construe, perform or enforce this Agreement.

(c)	Severability. If any term or provision of this Agreement shall be held invalid or unenforceable to any extent under any applicable law by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)	Waiver. No waiver by either Party of the breach of any covenant, condition or term of this Agreement shall be construed as a waiver of any preceding or succeeding breach nor shall the acceptance of any fee or other payment during any period in which either Party is in default be deemed to be a waiver of such default. All waivers must be in writing and signed by the waiving Party.

(e)	Attorneys' Fees. If legal action is brought to enforce or interpret any provision of this Agreement or the rights or obligations of either Party as they relate to the subject matter of this Agreement, the prevailing Party shall be entitled to recover, as an element of such Party's legal fees and costs, and not as damages, all reasonable costs and expenses incurred or sustained by such prevailing Party in connection with such legal action, including, without limitation, attorneys' fees and expenses and court costs and any incurred in establishing such entitlement or the amount thereof.

(f)	Offset and Related Rights. Without limiting 3Ci’s rights or remedies under this Agreement, 3Ci shall be entitled to setoff or offset against or deduct or, pending the resolution of any matter, withhold from any amounts that are or may be owed payable to Client, any amounts that are or may be owed or payable to or recoverable or charged by 3Ci or any Billing Entity for any reason, including without limitation as a result of any breach of this Agreement or any applicable restrictions, guidelines or policies by Client or by virtue of any credits or other adjustments of any kind that may be required by any Billing Entity or otherwise.

(g)	Restrictions. Without 3Ci’s express prior written consent, Client shall not, and shall not permit any of its affiliates to, directly or indirectly, at any time during the Term of this Agreement and for a period of 2 years after its termination or expiration, solicit, hire or engage or attempt to hire or engage any employees, agents, independent contractors or other persons or entities employed or engaged or previously employed or engaged by 3Ci or its Manager or any of their affiliates.

(h)	Authority. By executing this Agreement, each signatory represents that he or she has the authority to enter into this Agreement and to fully and completely bind the Party whom or which he or she represents.

(i)	Governing Law. This Agreement shall be governed by the laws of the State of Florida, excluding principles of conflicts of laws.

(j)	Client Contact Information. Client contact information is set forth in Exhibit A attched hereto and made a part hereof.

IN WITNESS WHEREOF, a duly-authorized representative of each Party has executed this Agreement as of the Effective Date.

Client:	3Ci:
800 Commerce Inc.	3Cinteractive, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

(1)

EXHIBIT A

Client Contact Information

Client Billing Contact:

Attn: [Billing Contact]

Direct Telephone: [Billing Phone]

Cell: [Billing Cell]

Email: [Billing Email]

Client Technical Contact:

Attn: [Tech Contact]

Direct Telephone: [Tech Phone]

Cell: [Tech Cell]

Email: [Tech Email]

Client Account Contact:

Attn: [Account Contact]

Direct Telephone: [Account Phone]

Cell: [Account Cell]

Email: [Account Email]

3Ci Service Notices:

Email: [Service Email]

(2)

www.3Cinteractive.com

SwitchBlade™ MESSAGING Service Attachment

to 3Cinteractive Client Agreement

This 3CINTERACTIVE SERVICE ATTACHMENT, together with the 3Cinteractive Agreement (“Agreement”), is made and entered into this 7th day of August 2012 (“Effective Date”) by and between 3Cinteractive, LLC, a Florida limited liability company (“3Ci”), with its principal offices located at 750 Park of Commerce Blvd., Ste. 400, Boca Raton, Florida 33487, and 800 Commerce Inc., a Florida C Corporation (“Client”), with its principal offices located at 477 South Rosemary Ave., Ste. 202, West Palm Beach, FL 33401.

This service will consist of Switchblade Platform access and 3Ci Services specified herein. The Switchblade Platform will enable Client to send Mobile Terminated (“MT”) SMS messages and receive Mobile Originated (“MO”) SMS messages (Collectively, “Switchblade Messaging Services”) utilizing 3Ci’s platform (the “Mobile Platform”). This may include the ability to send standard rate or premium rate SMS messages (Premium SMS Service Attachment is required for premium SMS services). This service includes web-based, API and file based interfaces to facilitate interactions and workflows and a technical integration/connection between Client’s system(s) and the 3Ci systems, provided that Client has the necessary technical resources (systems and skilled personnel) and an Internet connection. All Mobile Platform and Switchblade Messaging Services include setup of Client’s short code on the 3Ci Mobile Platform.

1. Data Ownership. Client owns all rights to and shall have access to use and export all data generated on Client leased short code(s).

2. Switchblade Platform. The 3Ci Mobile Platform provides full service SMS services including but not limited to the ability to create and manage interactive workflows, keyword campaigns, voting and polling campaigns, text-to-screen, immediate or scheduled broadcasts, complex free form campaigns with Client defined decision points, post notification services, dynamic group management, external API access, mobile configuration and reporting. The Switchblade® Platform access shall be invoiced monthly in accordance with the Switchblade® Fee Schedule below. URL: http://sb2.3cinteractive.com

3. Switchblade Messaging Services. In addition to Platform access, 3Ci shall provide the following services:

  SMS and PSMS message delivery and messaging service. Client shall have the capability to send MT messages and receive MO messages directly to and from US Mobile Operator subscribers. 3Ci shall be responsible for the necessary US Mobile Operator and aggregator relationships necessary to secure SMS and PSMS messaging services. Messages shall be processed in real time and reporting and message status information shall be available to Client in real time, near real time or at a later date. 3Ci shall invoice Client monthly for Message Services based on volume according to the SwitchBlade® Fee Schedule below;

  Mobile Carrier Lookup. This service shall include the ability for Client to perform a Mobile Carrier Lookup (the method of validating a mobile number and associated Mobile Operator ID (“Mobile Carrier Lookup”). 3Ci shall invoice Client monthly for each Mobile Carrier Lookup in accordance with the Switchblade® Fee Schedule below;

  Program Review. This service shall include Client program review consisting of advice relative to Program Guidelines (the set of documents made available by the MMA, the US Mobile Operators and any aggregators “Program Guidelines”). This advice shall also include compliance recommendations and suggestions;

  Program Brief and Program Submission. This service shall include 3Ci submitting a Program Brief (the document or information necessary for US Mobile Operators to review, approve and activate programs “Program Brief”) on behalf of the Client’s Program as well as advising Client on the Program Brief approval tracking.

(3)

  Short Codes. This service may include, at Client’s option, Short Code management which consists of applying for a Short Code (the 5 or 6 digit code leased from Neustar for all SMS and PSMS programs “Short Code”) on behalf of Client and, ultimately, procuring a Short Code from Neustar. 3Ci shall handle all billing for the Short Code with the Common Short Code Administration (CSCA) and invoice Client for all Short Code charges. Client’s name and contact information shall be listed with the CSCA as the Program Owner (the entity which owns the Program and content). 3Ci shall invoice Client quarterly and thereafter monthly, in advance, for each Shortcode in accordance with the SwitchBlade Fee Schedule below. The initial shortcode fee shall be billed, in advance, in an amount equal to three (3) months (the first quarter).  Subsequent Shortcode fees shall be billed monthly, in advance, such that 3Ci has billed and/or collected an amount sufficient to pay the next quarterly Shortcode payment when due.  Depending on the timing of the 3Ci quarterly payments, Client’s monthly Shortcode billing may commence in the monthly period following the initial quarterly invoice.

  Support Services. 3Ci support includes the following additional on-going mobile support services (as applicable):

i. Account & credential set up;
ii. Switchblade Platform training and support;
iii. Compliance review & management;
iv. Audit management;
v. Campaign Management.

  Professional Services; Custom Development. From time to time, Client may request and 3Ci may provide new functionality or modules for mobile campaigns or other customization or application development. Any such services will be provided by 3Ci by engagement and shall be subject to this Agreement and to such additional fees, terms and conditions as 3Ci may require. 3Ci shall provide a Statement of Work (SOW) in advance for each engagement. 3Ci shall require Client’s written authorization before any such services are performed. The standard hourly billing rate for Professional Services is Two Hundred Dollars ($200.00) for each hour of work performed by 3Ci.

SwitchBlade™ Messaging Fee Schedule

SwitchBlade™ Non-Recurring Charges
Service Description	Charge
Set Up Fee - Per New or Amended Short Code Program Submission	$2,500.00
Professional Services / Custom Development - Per Hour (if applicable)	$200.00

Short Codes Monthly Recurring Charges
Service Description	Charge
Vanity Short Code (if applicable) – Billed Monthly	$1,100.00
Random Short Code (if applicable) – Billed Monthly	$550.00

SwitchBlade™ Modules Monthly Recurring Charges	Charge
Switchblade Platform Fee – Includes 1 Short Code (Months 4 + From Billing Activation Date)	$3,000.00
Switchblade Platform Fee – Special Ramp Pricing Month 1 From Billing Activation Date	$1,500.00
Switchblade Platform Fee - Special Ramp Pricing Month 2 From Billing Activation Date	$2,000.00
Switchblade Platform Fee - Special Ramp Pricing Month 3 From Billing Activation Date	$2,500.00
Switchblade Platform Fee – Additional Short Codes (Each)	$250.00

SwitchBlade™ Monthly Messaging Usage Fees
Message/Service Type	PER Message
Mobile Terminated (MT) Fee Per Message Sent – Messages 1 to 50,000	Included
Mobile Terminated (MT) Fee Per Message Sent – 50,001 +	$0.015
Mobile Originated (MO) Fee Per Message Received (All Carriers)	$0.000
Mobile Carrier Lookup (Preview)	$0.010

SwitchBlade™ Monthly Carrier Surcharges (In addition to Messaging Usage Fees)
Surcharge	PER Message
Metro PCS Mobile Terminated (MT) Surcharge – Fee Per Message Sent	Included
Cricket Communications Mobile Terminated (MT) Surcharge – Fee Per Message Sent	Included
T-Mobile Mobile Terminated (MT) and Mobile Originated (MO) Surcharge – Fee Per Message Sent/Received	Included
Sprint Mobile Terminated (MT) and Mobile Originated (MO) Surcharge – Fee Per Message Sent/Received	Included

(4)

IN WITNESS WHEREOF, a duly-authorized representative of each Party has executed this Agreement as of the Effective Date.

Client:

3Ci	800 Commerce Inc.
3Cinteractive, LLC
By:	By:
Name:	Name:
Title:	Title: